Exhibit 23.1



                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of PRIMEDIA Inc. on Form S-8 of our reports dated February 7, 2002 (February 28, 2002 as to Note 27 and March 8, 2002 as to Note 17) (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to PRIMEDIA's adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instrument and Hedging Activities," as amended, effective
January 1, 2001) appearing in the Annual Report on Form 10-K of PRIMEDIA Inc. for the year ended December 31, 2001.


                                          /s/ Deloitte & Touche
                                          New York, New York
                                          May 14, 2002